Exhibit 4.2

AMENDMENT

TO THE

PHILIPS NORTH AMERICA NONQUALIFIED STOCK PURCHASE PLAN

The Philips North America Nonqualified Stock Purchase Plan (the “Plan”), as amended and restated as of April 1, 2017, is hereby amended as follows:

1.	Effective as of January 1, 2019, Section 2.15 of the Plan is amended in its entirety to read as follows:

“Full-Time Employee”: Any employee of an Employer who is regularly scheduled to work a minimum of thirty (30) hours per week and at least 1,500 hours per calendar year and is not designated as a student employee by the Employer. The employment of a Full-Time Employee is referred to herein as “Full-Time Employment.” (See Appendix A for applicable definition for Philips Canada employees.)

2.	Effective as of January 1, 2019, Section 4.5 of the Plan is amended in its entirety to read as follows:

4.5

Sale of Shares. A Participant may sell any Common Shares in the Plan at any time without restriction, other than as may be restricted by insider trading rules. Effective as of January 1, 2019, a Participant who terminates employment has one hundred eighty (180) days from his termination of employment or Retirement to sell or transfer the Common Shares in the Participant’s Share Account. If no action is taken by such a Participant within such time period, the Administrator will automatically sell any Common Shares in the Share Account on the Participant’s behalf as soon as administratively possible after the end of the 180-day period. Notwithstanding the foregoing, Participants who experienced a termination of employment or Retirement prior to January 1, 2019, and are not listed as deceased in the Administrator’s systems shall have a one-time window beginning on January 1, 2019 and ending on April 1, 2019, to sell or transfer the Common Shares in their Share Accounts, at the end of the which any remaining Common Shares in their Share Accounts will be sold by the Administrator. (The changes to this Section 4.5 effective as of January 1, 2019, shall not apply for Philips Canada employees until specifically adopted for Philips Canada employees by the Committee.)

PHILIPS NORTH AMERICA LLC

Date: December ____, 2018
	By:	Joseph Innamorati
	Title:	Senior Vice President

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